Exhibit 99.1

TITAN REPORTS RECORD QUARTERLY REVENUES OF $515 MILLION AND RECORD BACKLOG OF $5.6 BILLION

Company Achieves 19% Year-over-Year Revenue Growth for Second Quarter of 2004

Net Loss of $0.79 per Share Reflects Previously Announced Costs and Charges

Company Issues Guidance for Full-Year 2004 and 2005

SAN DIEGO, CA — August 4, 2004 — The Titan Corporation (NYSE: TTN), a leading national security solutions provider, today reported record quarterly revenues of $515 million for the second quarter of 2004, a 19% increase over total revenues of $434 million for the same period a year ago.  The year-over-year organic(1) growth rate in the second quarter was also 19%, reflecting increased contract activity.

Titan also reported that its backlog at June 30, 2004 was a record $5.6 billion compared with $4.7 billion as reported at June 30, 2003.

The company reported a net loss of $66.6 million, or $(0.79) per share, for the second quarter of 2004 compared with net income of $5.9 million, or $0.07 per diluted share, for the second quarter of 2003.  Included in the net income for the second quarter of 2003 was a charge of $12.4 million for debt extinguishment costs and a loss from discontinued operations of $0.8 million.  Titan’s net loss for the second quarter of 2004, which was within the range projected in the company’s preliminary second quarter 2004 results announced on July 8, 2004, was comprised of the following:

($thousands)
Operating profit, before merger-related costs, government investigation and settlement costs, and asset impairments(2)	$33,920

Merger, investigation & settlement costs	$34,332
Impairment of assets	$22,695
GAAP operating loss	$(23,107)
Interest expense, net	$8,918

Net loss from continuing operations (pre-tax)	$(32,025)

Income tax benefit	$2,596

Net loss from continuing operations	$(29,429)

Net loss from discontinued operations (after tax)	$(37,123)

Net loss available to common shareholders	$(66,552)

(1) A table reconciling total revenue growth and organic revenue growth is provided as an attachment to this press release.

(2) All financial information used in this news release, unless noted otherwise, is in accordance with Generally Accepted Accounting Principles (GAAP).  Operating results excluding merger-related costs, government investigation and settlement costs, and asset impairments, are not in accordance with GAAP.

“The second quarter was a period of continued top-line growth and decisive action to enhance Titan’s prospects for improved profitability,” stated Gene W. Ray, chairman, president and CEO.  “Titan has emerged from a period of significant distraction and uncertainty and is well positioned to enhance its role as a leading provider of national security solutions to our nation’s military, intelligence and homeland security agencies.  In particular,

•                  Bookings(3) were approximately $760 million in the second quarter of 2004, with backlog of $5.6 billion at June 30, 2004;

•                  At June 30, 2004, Titan had seven pending bids outstanding with a potential total revenue of $100 million-plus each, and other pending bids of less than $100 million each which, in the aggregate, comprise potential additional revenue of $600 million;

•                  Since June 30, 2004, Titan has won two of the three bids having a potential total revenue of $100 million-plus each that have been awarded by the government — one of the two is an expanded re-compete, and the other is a new Titan program;

•                  Additionally, there are 13 contract opportunities, each representing potential total revenue of $100 million-plus that are in the marketing stage;

•                  Finally, as we reported on July 8, 2004, Titan has retained all of our operating sector general managers, and they are all focused on delivering continued revenue growth and operating efficiencies.”

Titan also highlighted in the following table major new contracts awarded during the second quarter of 2004 which are included in second quarter bookings as well as those won since June 30, 2004, which provide future revenue visibility and growth opportunities:

	Contract Name	When Announced	Potential Value(4)	Duration(5)
1	SPAWAR Charleston	Q3 2004	$149 million	5 years
2	SSC	Q3 2004	$23 million	5 years
3	Joint Deployable Intelligence Support Systems (JDISS)	Q2 2004	$255 million	7 years
4	SPAWAR San Diego	Q2 2004	$15 million	4 years
5	SEAPORT	Q2 2004	$450 million	15 years
6	Naval Explosive Ordnance Disposal Technology Division	Q2 2004	$34.9 million	4 years
7	Naval Air Systems Command Avionics Department	Q2 2004	$104 million	5 years
8	NAVAIR Systems Command	Q2 2004	$29 million	5 years
9	Affordable Weapons System — Guided Missile	Q2 2004	$22.5 million	1 year

(3) Bookings are defined as revenues expected to be realized from a contract over the term of the contract, including option years.

(4) Potential Value is the maximum revenue that may be realized during the initial contract term and all option years, if applicable.

(5) Duration is the term of the base contract period, plus option years.

Operating Overview

Revenue growth for the second quarter of 2004 resulted primarily from the ongoing ramp-up of existing large contracts, and the initiation of new contracts, primarily with the U.S. military and intelligence communities.  New contracts generating revenue growth included the following:

•                  The Joint Analytical Support Program, supporting U.S. Combatant Commands;

•                  The U.S. Air Forces Europe contract, where Titan provides assistance and advisory services to five major organizations of the armed forces;

•                  Titan’s engineering and technical services support contract for Joint Unmanned Aerial Vehicle (UAV) Operations; and

•                  Several new Homeland Security and intelligence-related services and systems contracts.

Titan’s growth from existing large contracts was generated from the following:

•                  Titan’s linguist contract with the U.S. Army;

•                  The USSOCOM Enterprise Information Technology contract;

•                  The Enterprise Architecture and Decision Support contract with the National Security Agency;

•                  The X-Craft development contract with the Office of Naval Research; and

•                  The Navy’s Information Technology Services contract focused on the defense intelligence community’s mission of intelligence information sharing.

Operating profit as a percentage of revenues, before merger-related costs, government investigation and settlement costs, and asset impairments, was 6.6% for the second quarter of 2004, compared with 7.3% for the second quarter of 2003.  Operating profit for the second quarter of 2004 was adversely affected by approximately $5 million in losses resulting from Titan’s National ID Card system contract in Saudi Arabia.  Selling, general and administrative expenses were 7.4% of revenues in the second quarter of 2004 compared with 8.8% of revenues in the comparable prior-year period.  The decrease as a percentage of revenues was largely the result of revenue growth and successful cost controls implemented throughout the company in 2002 and 2003.  Research and development costs increased by 130% to $4.7 million in the second quarter of 2004 from $2.0 million in the second quarter of 2003, primarily as a result of costs incurred on the development of a high-speed modem and related antennas, secure communications devices, and the next generation of the Affordable Weapon.

As previously disclosed, Titan had reserved $3 million as of December 31, 2003 for resolution of the government Foreign Corrupt Practices Act (FCPA) investigations.  Titan recorded an additional provision in the second quarter of 2004 of $25.5 million for anticipated settlement costs, and $8.8 million in merger and government investigation-related expenses, mostly legal costs, incurred during the quarter.  The company did not accrue for future legal costs expected to be incurred to reach resolution of the FCPA matter; those costs will be expensed as incurred in future periods.  Titan is continuing to cooperate fully with the government to resolve the investigations.

The operating loss for the second quarter of 2004 also included $22.7 million in asset impairment charges.  Approximately half of these charges pertain to impairment of fixed assets directly related to the termination of a program by a civilian government agency in the second quarter, and impairment of assets associated with a reduction in scope of planned business activities in Saudi

Arabia.  The remainder of these charges is related to a reduction in the estimated realizable value of SureBeam-related assets that were transferred to Titan in an April 2004 bankruptcy court settlement of SureBeam’s indebtedness and other obligations to Titan, and a charge for impairment of a technology license Titan purchased from SureBeam in 2001.  Net interest expense for the second quarter was $8.9 million.

Discontinued Operations

As previously announced on July 8, 2004, Titan has offered for sale its non-core Datron World Communications business and its Titan Scan Technologies service business.  The company recorded an aggregate after-tax loss in discontinued operations of $24.6 million in the second quarter of 2004 related to these two businesses.  The loss is primarily comprised of the impairment of intangible assets, mostly goodwill, and fixed asset values not expected to be recovered in the disposal of these businesses.

Titan also recorded an aggregate after-tax loss of $11.9 million pertaining to its discontinued Titan Wireless activities in Benin, Africa.  This loss includes a full allowance for the remaining amount of the past-due $14.4 million receivable on the underlying Benin contract, a $2.3 million after-tax provision related to a contingent liability associated with a subcontractor on this project, and administrative and legal costs related to this operation.

Liquidity

Days sales outstanding (DSO’s) were 76 days in the second quarter of 2004, down from 84 days at March 31, 2004, and up from 72 days at December 31, 2003.  Availability under Titan’s senior credit facility at June 30, 2004 was $75 million.  Bank debt, net of cash on hand, increased by $9.5 million during the second quarter to $368 million.  The primary drivers of cash outflows during the second quarter of 2004 included increased receivables due to revenue growth; a payment of approximately $7 million to exit a leased facility that was accrued for in 2002; and cash costs related to the merger and the government investigations.  Titan was in compliance with all covenants of its credit facility at June 30, 2004.

Titan Issues Guidance for Full-Year 2004 and 2005

Titan today issued financial guidance for 2004 and 2005, which is summarized in the table below:

(In $millions, except for earnings per share; all figures are in accordance with GAAP)

	2004	2005

Revenues	$2,025 to $2,075	$2,250 to $2,350
Revenue growth rate	14 to 17%	9 to 16%
Operating margin	2.3 to 3.1%	7.5 to 8.5%
Net income from continuing operations	$2 to $11	$83 to $91
EPS from continuing operations	$0.02 to $0.12	$0.95 to $1.05
Fully diluted projected share count	86.2	87.0
Cash flow from continuing operations	$(12) to $12	$90 to $110

“We have taken very focused steps to position the company for a strong future,” stated Ray.  “Our guidance for 2005 indicates our expectation that next year will bring strong revenue growth, margin expansion, and enhanced profitability.”

Conference Call Information

As previously announced, Titan management will hold a conference call today at approximately 10:00 a.m. EDT.  The call will be webcast live via Titan’s website at www.titan.com.  The conference call dial-in number is (888) 428-4474.  The international number is (612) 332-0345. No access code is required.

An archive of the webcast will be available two hours following the conference call.  A telephone replay of the call wi1l be available beginning at 10:30 a.m. (Pacific) through August 11, 2004 at 11:59 p.m. (Pacific) by dialing (800) 475-6701 (access code 740156). International replay number is (320) 365-3844 (access code 740156).

About Titan

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers.  As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of approximately $2 billion.

THE TITAN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues	$514,932	$433,934	$968,954	$808,162

Costs and expenses:
Cost of revenues	438,082	362,077	820,354	673,992
Selling, general and administrative	38,235	38,316	74,140	76,817
Research and development	4,695	2,041	8,113	4,066
Merger, investigation and settlement costs	34,332	—	51,911	—
Asset impairment charges	22,695	—	22,695	—
Total costs and expenses	538,039	402,434	977,213	754,875
Operating profit (loss)	(23,107)	31,500	(8,259)	53,287
Interest expense - net	(8,918)	(7,844)	(17,871)	(15,307)
Debt extinguishment costs	—	(12,423)	—	(12,423)
Net gain on sale of assets	—	—	563	—
Income (loss) from continuing operations before income taxes	(32,025)	11,233	(25,567)	25,557
Income tax provision (benefit)	(2,596)	4,566	241	10,326
Income (loss) from continuing operations	(29,429)	6,667	(25,808)	15,231
Loss from discontinued operations, net of tax benefit	(37,123)	(802)	(37,685)	(2,365)
Net income (loss)	(66,552)	5,865	(63,493)	12,866
Dividend requirements on preferred stock	—	(172)	(190)	(344)

Net income (loss) applicable to common stock	$(66,552)	$5,693	$(63,683)	$12,522

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.35)	$0.08	$(0.31)	$0.19
Loss from discontinued operations, net of tax benefit	(0.44)	(0.01)	(0.45)	(0.03)
Net income (loss)	$(0.79)	$0.07	$(0.76)	$0.16

Weighted average shares	83,970	79,258	83,347	78,947

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.35)	$0.08	$(0.31)	$0.18
Loss from discontinued operations, net of tax benefit	(0.44)	(0.01)	(0.45)	(0.03)
Net income (loss)	$(0.79)	$0.07	$(0.76)	$0.15

Weighted average shares	83,970	81,372	83,347	81,329

THE TITAN CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data)

	As of	As of
	6/30/04	12/31/03
	(Unaudited)
Cash and cash equivalents	$25,427	$26,974

Accounts receivable - net	435,066	381,265

Inventories	21,002	21,430

Current portion of amounts outstanding under line of credit	3,500	3,500

Long-term portion of amounts outstanding under line of credit	390,375	341,250

Stockholders’ equity	312,560	371,409

RECONCILIATION OF ORGANIC GROWTH

TO TOTAL REVENUE GROWTH

	Quarter ended June 30,			Percentage
	2004	2003	Growth	Growth

Revenues, as reported	$514,932	$433,934	$80,998	18.7%
Add: second quarter 2003 revenues from acquisition closed in the fourth quarter of 2003	—	4,825	Total Growth
Less: revenues from contracts sold or lost as a direct result of organizational conflicts of interests with Lockheed Martin	—	(6,079)

Revenues, as adjusted	$514,932	$432,680	$82,252	19.0%
			Organic Growth

Statements contained in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include, without limitation, the statements of Gene Ray, our financial guidance for full-year 2004 and 2005, expectations and projections of revenue, revenue growth rates, operating profit margins, net income, earnings per share from continuing operations, fully diluted projected share count, free cash flow from continuing operations for 2004 and 2005, our expectations regarding our future prospects, including the sustainability of our growth rates and our ability to win and execute the contracts resulting from pending bids outstanding, and other large contract opportunities.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include risks associated with the company’s dependence on continued funding of U.S. Department of Defense and federal civilian agency programs; contract termination or non-renewal risks; risks relating to our ability to compete for an win new contracts; risks related to the uncertain outcome of existing or future government proceedings, investigations or inquiries arising out of the FCPA investigation; risks related to the uncertain outcome of pending class action and other litigation against us; and other risks described in Titan’s SEC filings.

This press release also contains a discussion of certain non-GAAP financial measures that we believe allow investors and analysts to measure, analyze and compare our financial condition and results of operations in a meaningful and consistent manner.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in this press release as filed with the SEC, a copy of which is available through the investor relations portion of our website.

Media Contact:
Wil Williams, Vice President Corporate Communications
(858) 552-9724 or wwilliams@titan.com

Investor Relations Contact:
Rebecca Bergman Mack, The Berlin Group, Inc.
(858) 552-9400 or invest@titan.com

If you would like to receive press releases via electronic mail, please contact: invest@titan.com

For more information on The Titan Corporation,
please visit our website at: www.titan.com
or visit Titan’s investor page at: www.titan.com/investor/

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